EXHIBIT 10.1

Lease Agreement

By and Between

OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement

Board of Ohio, a statutory organization created by the laws of Ohio, as Landlord,

and

RAINMAKER SYSTEMS, INC., a Delaware corporation

July 19, 2005

LEASE

TABLE OF CONTENTS

1.	LEASE AGREEMENT	2
2.	RENT	2
3.	PREMISES	4
4.	CONDITION OF PREMISES	4
5.	PROJECT SERVICES	5
6.	ALTERATIONS AND REPAIRS	6
7.	USE OF PREMISES	7
8.	INTRABUILDING NETWORK CABLES	8
9.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES	9
10.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE	9
11.	FIRE AND OTHER CASUALTY	10
12.	EMINENT DOMAIN	11
13.	RIGHTS RESERVED TO LANDLORD	11
14.	TENANT’S DEFAULT	12
15.	LANDLORD REMEDIES	13
16.	SURRENDER	14
17.	HOLDOVER	15
18.	SUBORDINATION TO GROUND LEASES AND MORTGAGES	15
19.	ASSIGNMENT AND SUBLEASE	15
20.	CONVEYANCE BY LANDLORD	17
21.	ESTOPPEL CERTIFICATE	17
22.	LEASE DEPOSIT	17
23.	FORCE MAJEURE	18
24.	TENANT’S PERSONAL PROPERTY AND FIXTURES	18
25.	NOTICES	19
26.	QUIET POSSESSION	19
27.	REAL ESTATE BROKER	19
28.	MISCELLANEOUS	19
29.	UNRELATED BUSINESS INCOME	21
30.	HAZARDOUS SUBSTANCES	21
31.	LANDLORD’S LEASE UNDERTAKINGS	21
32.	OFFER TO LEASE	22
33.	RESERVATION OF RIGHTS	22
34.	MODIFICATION AND FINANCING CONDITIONS	22
35.	OPTION TO EXTEND TERM	22

LEASE

THIS LEASE (the “Lease”) is made as of July 19, 2005 (dated for reference purposes only) between OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio (the “Landlord”), and the Tenant as named in the Schedule below. The term “Project” means the two buildings and other improvements commonly known as 900 and 910 East Hamilton Avenue located in the City of Campbell (“City”), County of Santa Clara (“County”), California, on that certain real property consisting of approximately 7.12 acres as more particularly described in EXHIBIT A. The “Premises” means that portion of the Building described in the SCHEDULE. The Building in which the Premises are located shall be referred to herein as the “Building.” The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant:	RAINMAKER SYSTEMS, INC., a Delaware corporation

	Address:	1800 Green Hills Road
Scott Valley, CA 95066
Attn: Steve Valenzuela
(until lease commencement date, and thereafter, the Premises).

2.	Premises: Approximately 16,606 rentable square feet on the 4th Floor of the building located at the street address 900 East Hamilton Avenue, Suite 400, Campbell, CA 95008.

3.	Tenant’s Proportionate Share: 9.34% of Building (based on 177,811 rentable square feet in the Building) and 4.70% of Project (based on 353,377 rentable square feet in the Project)].

4.	Prepaid Rent: Upon lease execution by Tenant, Tenant shall pay Twenty Two Thousand Four Hundred Nineteen Dollars and 00/100 ($22,419.00) for the first month’s Base Rent plus estimated Operating Cost Share Rent and Tax Share Rent for such month in the amount of Fifteen Thousand Six Hundred Ten Dollars and 00/100 ($15,610.00).

5.	Security Deposit: Cash or Letter of Credit in the amount of One Hundred Thousand Dollars ($100,000.00) deliverable upon lease execution.

6.	Permitted Use: General office and administrative use.

7.	Tenant’s Real Estate Broker for this Lease: Colliers International

8.	Landlord’s Real Estate Broker for this Lease: Cornish & Carey Commercial

9.	Tenant Improvement Allowance: [NONE] (see Exhibit C, Work Letter, attached below)

10.	Commencement Date: The later of (i) November 1, 2005 or (ii) the date the Premises shall be tendered to Tenant with the Landlord’s Work “Substantially Completed,” as defined in the Work Letter attached hereto as Exhibit “C”.

11.	Expiration Date: October 31, 2008

12.	Term: Thirty Six (36) months.

13.	Parking Spaces: Fifty Six (56) non-exclusive spaces in common with all other tenants in the Property, available on an unreserved basis.

14.	Base Rent: Base Rent shall be payable monthly as set forth in the schedule below:

FOR THE PERIOD	RATE	MONTHLY BASE RENT	ANNUAL BASE RENT
Month 1 – Month 12	$1.35	$22,419.00	$269,026.00
Month 13 – Month 24	$1.40	$23,249.00	$278,988.00
Month 25 – Month 36	$1.45	$24,079.00	$288,948.00

EXHIBIT A:	PLAN OF THE PREMISES and PLAN OF PROJECT AND PARKING AREA

EXHIBIT B:	RULES AND REGULATIONS

EXHIBIT C:	WORK LETTER

1.	LEASE AGREEMENT

On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Expiration Date unless extended or sooner terminated pursuant to this Lease.

A.	COMMENCEMENT DATE.

The commencement date (the “Commencement Date”) for this Lease is the date set forth in the Schedule. If Landlord does not deliver possession of the Premises by the Commencement Date, for any reason whatsoever, then this Lease shall not be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, provided, however, that if Landlord does not deliver possession of the Premises on or before December 31, 2005, then either party may terminate this Lease by giving the other party written notice of termination no later than January 13, 2006. Furthermore, no delay in delivery of possession shall in any way operate to extend the Expiration Date or any other obligation of Landlord or Tenant hereunder.

B.	EXPIRATION DATE.

The expiration date (the “Expiration Date”) of this Lease is the date set forth in the Schedule.

C.	EARLY OCCUPANCY.

During the period commencing on October 15, 2005 and ending on the Commencement Date (the “Early Occupancy Period”), Tenant shall be permitted to enter the Premises for the purposes of installing certain trade fixtures and performing Tenant’s Work, provided that Tenant’s entry on to the Premises during the Early Occupancy Period (i) shall not interfere with Landlord and its contractors, subcontractors and agents in their performance and completion of any outstanding Landlord’s Work and (ii) shall be subject to all of the terms, covenants and conditions of this Lease, including, without limitation, Tenant’s obligations under Section 9 (regarding Tenant’s compliance with applicable laws and building rules obligation), and Section 10 (regarding Tenant’s indemnity and insurance obligations), except Tenant’s obligation to pay Base Rent, Operating Cost Share Rent and Tax Share Rent shall not commence until the earlier of the Commencement Date or the date Tenant commences to do business in the Premises.

2.	RENT

A.	TYPES OF RENT.

Tenant shall pay the following Rent in the form of a check to Landlord at the following address (or in such other manner as Landlord may notify Tenant):

OTR: 900-910 East Hamilton Avenue
P.O. Box 633177
Cincinnati, OH 45263-3177

(1) Base Rent in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2) Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs for the applicable fiscal year of the Lease, paid monthly in advance in an estimated amount. A definition of Operating Costs and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2.B. and 2.C.

(3) Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the Taxes for the applicable fiscal year of this Lease, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.B and 2.C.

(4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any late charge and any interest for late payment of any item of rent.

(5) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant. All payments due from Tenant to Landlord hereunder shall be paid to Landlord, without notice, demand, deduction, recoupment, offset or counterclaim, and without relief from any valuation or appraisement laws, and in lawful money of the United States of America in the manner specified in Section 2.

B.	PAYMENT OF OPERATING COST SHARE RENT AND TAX SHARE RENT.

(1) Payment of Estimated Operating Cost Share Rent and Tax Share Rent Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains additional or more accurate information, such as the final real estate tax assessment or tax rate for the Project. Within ten (10) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable Lease Year (as defined in Section 2.C.(3) hereof) to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(2) Correction of Operating Cost Share Rent Landlord shall deliver to Tenant a report for the previous fiscal year (the “Operating Cost Report”) by May 15 of each Lease Year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs Incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due.

(3) Correction of Tax Share Rent Landlord shall deliver to Tenant a report for the previous Lease Year (the “Tax Report”) by May 15 of each Lease Year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any excess as a credit against Tenant’s payments of Tax Share Rent next coming due.

C.	DEFINITIONS.

(1) Operating Costs. “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance (including the related deductibles), repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease and a management fee equal to five (5%) percent of all Gross Rental derived from the Building (“Gross Rental” shall mean Base Rent and any Additional Rent payable by tenants). Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time or to replace existing capital improvements, facilities and equipment within the Building or the common areas of the Project, such as the roof membrane, the roof, structural elements of the Building, and resurfacing of the parking areas (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten (10%) percent per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term, unless the cost of the Included Capital Item is less than Ten Thousand ($10,000) Dollars in which case it shall be expensed in the year in which it was incurred. Operating Costs shall not include Property Taxes, depreciation on the Building other than depreciation on exterior window coverings provided by Landlord and carpeting in public corridors and common areas and the personal property referred to above; costs of tenants’ improvements in excess of tenant standard; real estate brokers’ commissions, attorneys’ fees and expenses incurred in connection with negotiations or disputes with Building tenants or prospective Building tenants; any expense to the extent Landlord receives direct reimbursement by tenants, insurers or other third parties; interest, principal, attorney fees, points, fees and other lender costs and closing costs on any mortgage or mortgages, ground lease payments or other debt instrument encumbering the Project; costs of operation of the business of the ownership of the Project or entity that constitutes Landlord or Landlord’s property manager, as distinguished from the cost of Project operations, except to the extent that those costs and expenses are included in the management fees; Landlord’s general entity overhead and general administrative expenses, except to the extent that those costs and expenses are included in the management fees; and costs needed to remedy any noncompliance, existing as of the date that this Lease is executed and delivered by both parties, of the Project with the Governmental Requirements then in existence. Notwithstanding anything to the contrary contained in this Section 2.C.(1), Operating Costs shall only include (i) Operating Costs fairly allocable to the Building, and (ii) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Operating Costs which relate to the Project in general and are not fairly allocable to any one building in the Project. If the Project is not fully occupied during any portion of any Lease Year, Landlord may adjust Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. Landlord may incorporate such adjustments in its estimates of Operating Costs.

(2) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions (“CC&R’s”) recorded against the Project and any installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction. Notwithstanding anything to the contrary contained in this Section 2.C.(2), Taxes shall include only those Taxes (i) fairly allocable to the Building, and (ii) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Taxes which relate to the Project in general and are not fairly allocable to any one building in the Project. For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(3) Lease Year. “Lease Year” shall mean each twelve month period during the term hereof ending on December 31; provided that the first Lease Year shall commence upon the commencement of the term hereof and shall end on the next succeeding December 31, and the last Lease Year shall end upon the expiration of the term hereof.

D.	COMPUTATION OF BASE RENT AND RENT ADJUSTMENTS.

(1) Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day of the Lease Year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable Lease Year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of fifteen (15%) percent per annum or the maximum rate permitted by law.

(3) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with its standard operating procedures and practice. Provided Tenant is not otherwise in default under this Lease, Tenant and its certified public accountant shall have the right to inspect Landlord’s records at Landlord’s applicable local office or other location designated by Landlord upon at least seventy-two (72) hours prior written notice during normal business hours during the ninety (90) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project. Unless Tenant sends to Landlord any written exception to either such report within said ninety-day (90) period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause its independent certified public accountant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs and Taxes in the aggregate overstated the amounts thereof by more than five (5%) percent.

(4) Miscellaneous. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined; provided, however, that if Tenant is in default of any obligation under this Lease, Landlord shall have the right to withhold any amount that is necessary to remedy or attempt to remedy such default. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3.	PREMISES

The exact boundaries of the Premises shall extend to the unfinished interior surface of all perimeter walls, except glazing, which shall be included within the Premises, the unfinished surface of all floors, and the underside of the floor above the Premises that forms the ceiling of the Premises. Notwithstanding the foregoing, the Premises shall not be deemed to include the roof, the exterior surface of the walls of the Premises, any structural portions of the Building or any utility installations serving other portions of the Building. Landlord reserves to itself the use of the roof, exterior walls and the area beneath the Premises, together with the right to install, maintain, use, repair and replace plumbing, telephone facilities, equipment, machinery, connections, pipes, ducts, conduits and wires leading through the Premises and serving other parts of the Building. The square footage of the Premises shall be determined in accordance with the BOMA Standards. Landlord shall have the right to remeasure the Premises, the Building and/or the Project and determine the rentable square footage of the Premises and Tenant’s Proportionate Share. If such remeasurement shows the rentable square footage contained in the Premises, the Building and/or the Project is more or less than the square footage identified in the Schedule, then the Rent and Tenant’s Proportionate Share shall be adjusted to reflect the actual rentable square footage contained within the Premises, the Building and/or the Project as determined by such remeasurement.

4.	CONDITION OF PREMISES

Tenant represents, warrants and covenants to Landlord that, as of the date of this Lease, Tenant has conducted its own investigation of the Premises and the physical condition thereof, including, without limitation, the accessibility and location of utilities, the improvements, the presence of Hazardous Substances (defined hereinafter), and any other matters which in Tenant’s judgment might affect or influence Tenant’s use of the Premises or Tenant’s willingness to enter into this Lease. Tenant recognizes that Landlord would not lease the Premises except on an “as is” basis, subject to those improvements outlined in the Work Letter attached hereto as EXHIBIT C, and acknowledges that, except as set forth in this Lease, Landlord has made no representation of any kind in connection with the improvements to, or the physical conditions on, or bearing on the use of, the Premises. Tenant shall rely solely on Tenant’s own inspection and examination of such items and not on any representations of Landlord, express or implied. Landlord shall deliver the Premises to Tenant in the same arrangement and condition as the Premises now are, reasonable wear and tear excepted, and that Landlord, except as stated in EXHIBIT C, has no obligation to alter, repair, renovate, or render fit for Tenant’s occupancy, any part of the Premises. Upon execution of this Lease, Tenant shall be deemed fully satisfied with the results of Tenant’s inspection and examination of all such items.

5.	PROJECT SERVICES

Landlord shall furnish services as follows:

A.	HEATING AND AIR CONDITIONING.

During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s reasonable judgment, for normal business operations, except to the extent Tenant fails to take reasonable steps to ensure the efficient heating and cooling of the Premises (e.g., keeping all exterior doors, windows and blinds closed) or installs equipment which adversely affects the temperature maintained by the air conditioning system; provided if the outside temperature exceeds 95° degrees F dry bulb, then Tenant acknowledges that the temperatures within the Premises may be slightly higher than usual. If Tenant installs such equipment, Landlord may reasonably require that Tenant install supplementary air conditioning units in the Premises and pay the cost of installation, operation and maintenance thereof. Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all the then current charges for such additional heating or air conditioning. The current hourly charge for after-hours HVAC use is $40.00 per hour, provided that Landlord reserves the right to change this rate at any time during the Term without notice to Tenant.

B.	ELEVATORS.

If the Building is equipped with one or more elevators, Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency. If the Building is equipped with a freight elevator, Landlord shall provide freight elevator service at reasonable hours at Tenant’s request, subject to scheduling by the Landlord and payment for the service by Tenant.

C.	ELECTRICITY.

Landlord shall provide sufficient electricity to operate normal office equipment. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord. If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2.A (2) to pay its Proportionate Share of Operating Costs.

D.	WATER.

Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2.A (2) to pay its Proportionate Share of Operating Costs. Tenant shall not permit water to be wasted.

E.	JANITORIAL SERVICE.

Landlord shall furnish janitorial service Monday through Friday as generally provided to other tenants in the Project and consistent with specifications for other Class A office buildings for the City of Campbell, California. With reasonable prior notice from Tenant, Landlord shall also provide additional janitorial service on weekends or holidays at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of such additional janitorial services. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2.A (2) to pay its Proportionate Share of Operating Costs.

F.	INTERRUPTION OF SERVICES.

Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant or relieve Tenant from fulfillment of any covenant or agreement hereof. Further, in the event any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control or voluntary guideline and Tenant’s obligations hereunder shall not be affected by any such action of Landlord. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by law.

6.	ALTERATIONS AND REPAIRS

A.	LANDLORD’S CONSENT AND CONDITIONS.

Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion; provided, however, that Landlord’s prior written consent shall not be required, but all other provisions of this Section 6 shall apply to, nonstructural Work solely of a cosmetic nature for which, in the aggregate for all such Work, the cost does not exceed $15,000 during the term of this Lease. Without limitation of the foregoing, Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of the Building, (b) impacts any other tenant’s premises, or (c) is visible from outside the Premises. Tenant shall pay for the cost of all Work, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Work. The following requirements shall apply to all Work:

(1) Prior to commencement, Tenant shall furnish to Landlord building permits, and certificates of insurance reasonably satisfactory to Landlord. No later than fifteen (15) days prior to commencement, Tenant shall give Landlord written notice thereof so that Landlord may post notice(s) of nonresponsibility and any other statutory notice relating to the Work.

(2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations, including, but not limited to, the Americans with Disabilities Act and the regulations promulgated pursuant thereto (“ADA”) (“Governmental Requirements”).

(4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5) Tenant shall perform all Work in compliance with any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time the Work is performed. As of the date of this Lease, there are no Policies, Rules and Procedures for Construction Projects which have been established for this Project.

(6) Tenant shall reimburse Landlord any and all costs and expenses incurred by Landlord in connection with the construction of the Work, including, without limitation, utilities, trash removal, and temporary barricades, and the review of any plans and specifications. Tenant shall permit Landlord to supervise all Work. Landlord may charge a supervisory fee not to exceed fifteen percent (15%) of labor, materials, and all other costs of the Work whether or not Landlord’s employees or contractors perform the Work.

(7) Upon completion, Tenant shall furnish Landlord with full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation relating to the Work, including any other information required under any “Policies, Rules and Procedures for Construction Projects” which may be in effect at such time.

(8) Notwithstanding anything to the contrary contained in this Lease, Landlord’s approval of any contractors, subcontractors, engineers, architects, suppliers, plans or specifications submitted pursuant hereto shall not be deemed a warranty as to the adequacy of the design, workmanship, quality of materials or compliance with any applicable laws.

(9) Landlord may require Tenant to provide Landlord at Tenant’s sole cost and expense a completion and performance bond in an amount equal to one and one-half (1½) times the estimated cost of the Work to insure Landlord against any liability for mechanic’s or materialmen’ liens and to insure the completion of the Work.

B.	REPAIRS.

If any part of the mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety or automatic fire extinguisher/sprinkler system) shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair in compliance (to the extent required in Section 9 below) with all applicable Governmental Requirements; to the extent Tenant fails to do so, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, employees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand. It is a condition precedent to all Landlord’s obligations to repair and maintain that Tenant shall have notified Landlord of the need of such repairs or maintenance. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to make repairs and deduct the cost of such repairs from the Rent due under this Lease.

C.	NO LIENS.

Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D.	OWNERSHIP OF IMPROVEMENTS.

All Work as defined in this Section 6, partitions, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, (i) shall become Landlord’s property upon termination without compensation to Tenant, or (ii) shall at Landlord’s option be removed in accordance with Section 6.E below.

E.	REMOVAL UPON TERMINATION.

Prior to the expiration of this Lease, and within five (5) days after any early termination of this Lease or Tenant’s right of possession, Tenant shall remove from the Premises and Project its trade fixtures, furniture, moveable equipment and other personal property, any improvements (other than the Landlord’s Work, as defined in Exhibit C hereto) which Landlord elects pursuant to Section 6.E shall be removed by Tenant, and any improvements to any portion of the Project other than the Premises. If requested in writing by Tenant concurrently with the submission to Landlord of plans and specifications for approval as provided in Section 6.A above, Landlord at the time of its approval of such plans and specifications shall inform Tenant in writing of which items shown therein Landlord will require to be removed pursuant to this Section 6. E. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

7.	USE OF PREMISES

A.	LIMITATION ON USE.

Tenant shall use the Premises only for the Permitted Use stated in the Schedule. Any material change in the character of Tenant’s business or use shall constitute a default under this Lease. Nothing contained in this Lease shall grant to Tenant the exclusive right to conduct within the Building the business to be conducted by Tenant within the Premises or otherwise limit the right of Landlord to lease space in the Building to any other tenants as it deems proper. Tenant shall not conduct or permit to be conducted in the Premises any sale by auction, or any fire, distress or bankruptcy sale, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, or cause, maintain or permit any nuisance in, or about the Premises or commit or suffer to be committed any waste in or upon the Premises. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Project, or allow any offensive noise or odor in or around the Project. At the end of each business day, or more frequently if necessary, Tenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause authority to rescind its designation or to be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.

B.	SIGNS.

Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord. Any approved signs shall strictly conform to all Governmental Restrictions, any CC&R’s recorded against the Project, and any sign criteria which may be established by Landlord and in effect at the time, and shall be installed (and removed upon the Expiration Date) at Tenant’s expense.

Tenant, at its sole cost and expense, shall maintain such signs in good condition and repair, (including the repair of any damage caused to the Building and/or Project upon the removal of such signs). Landlord current Signage Standards are on file and available upon request from the Landlord’s corporate office, and are subject to change from time to time. Notwithstanding the foregoing, Landlord, at its cost, shall include Tenant’s name in the lobby directory for the Building and on the Creekside Way monument in accordance with Landlord’s signage program. Tenant shall bear the cost of suite signage.

C.	PARKING.

Landlord shall provide without charge (except as included in Operating Costs) Tenant the number of parking spaces specified in the Schedule on an unreserved basis in Landlord’s parking facilities, which facilities may as of the date hereof be either in the parking facilities located on the Project (including the underground parking garage and surface parking) or in the “Additional Parking Area” depicted in the diagram attached hereto as EXHIBIT A-1 (collectively, the “Parking Facilities”). The use of the Parking Facilities shall be in common with other tenants of the Project upon a first-come, first-served basis and on other reasonable, nondiscriminatory terms and conditions, as may from time to time be established by Landlord. Tenant agrees to cooperate with Landlord and other tenants in the Project in the use of the Parking Facilities. Access to the underground parking garage shall be subject to control by Landlord. Landlord reserves the right in its discretion to alter, change or improve the Parking Facilities and to reallocate spaces between the facilities provided that the number of parking spaces provided to Tenant is not less than the number of parking spaces specified in the Schedule. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Tenant’s right to use the parking spaces located on the Additional Parking Area are set forth in the Declaration and Grant of Reciprocal Rights dated and recorded July 27, 1988 in Book K618, page 301, the First Amendment to Declaration of and Grant of Reciprocal Rights dated December 28, 1988 and recorded January 11, 1989 in Book L054, page 936, the Memorandum of Parking Use Agreement recorded in Book M217, page 239 and the Amendment to Parking Easement recorded April 16, 1999 as Document No. 14746646, in the Santa Clara County Recorder’s Office (collectively, the “CC&R’s”), as may be amended from time to time. Tenant has received and reviewed a copy of the CC&R’s and understands that the owner of the Additional Parking Area has the right to develop such land, and if it chooses to do so, such owner may relocate the parking spaces located thereon to another location or cause the owner of the Additional Parking Area to provide valet parking to Tenant while such owner constructs a parking facility on the Additional Parking Area. Whether parking is provided in the Parking Facilities or at another location or by valet, Landlord assumes no liability for damage or injuries, theft, collision, fire or damage of Tenant, its employees, customers and invitees and/or their vehicles and Landlord shall not be responsible for articles left in vehicles or for damages for loss of use of any vehicle. Tenant waives any and all claims against Landlord for any injury to or death of any person or damage to or destruction of property in or about the Parking Facilities, including, without limitation, loss of use of any one of the Parking Facilities.

D.	PERMITTED USE OF ROOF AND STRUCTURE OF BUILDING.

Tenant shall be prohibited from using any portion of the roof of the Building or any portion of the structure of the Building during the Tenancy of this Lease (or any extensions thereof) for any purposes.

8.	INTRABUILDING NETWORK CABLES

Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant agree as follows:

A.	TENANT’S RESPONSIBILITY.

At its sole cost and expense, Tenant agrees to install, maintain, and repair all telecommunication cabling, wiring, and risers in the Premises or through the Building to Tenant’s telephone panel as may be required to for Tenant’s use of the Premises. Any costs incurred by Landlord caused by such installation or to comply with governmental laws, rules, and regulations in connection with such installation, will be for the account of Tenant, and within ten (10) days, Tenant will pay all invoices for those costs as Additional Rent. Tenant shall also be responsible, at Tenant’s sole cost and expense, for any of Tenant’s telephones, telecopiers, computers, telephone switching, telephone panels and related equipment.

B.	LANDLORD’S RIGHT OF ENTRY.

In addition to Landlord’s other rights of entry under this Lease, Landlord has the right to enter the Premises to install, maintain, and repair telecommunications cabling, wiring, and risers for the benefit of other tenants of the Building.

C.	ALTERATIONS BY TENANT.

Regardless of Tenant’s other rights under the Lease to make alterations to the Premises, Tenant may not alter or modify the telecommunication cabling, wiring, and risers located in the Premises or any other part of the Project or otherwise without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.

D.	SERVICE PROVIDER.

Tenant agrees that the installation, maintenance, and repair of Tenant’s telecommunications cabling, wiring and risers in the Premises or through the Building will be done by Landlord’s approved service provider or any other independent contractor that Landlord may approve in writing in advance, which approval shall not be unreasonably withheld.

E.	INDEMNIFICATION.

Tenant agrees to indemnify, release, defend, and hold Landlord harmless against any damages, claims, or other liability resulting from the installation, repair, or maintenance, of Tenant’s telecommunications cabling, wiring and risers in the Premises or through the Building including, but not limited to, the costs of repair, the costs of handling complaints from other tenants in the Building, and any damages resulting from the interruption in service to other tenants in the Building. Tenant releases Landlord from any losses, claims, injuries, damages, or other liability, including, but not limited to, consequential damages, whether to persons or property and no matter how caused, in any way connected with the interruption of telecommunications services to the Premises due to the failure of any telecommunications cabling, wiring, or risers. Tenant expressly waives any right to claim that the interruption of such services constitutes grounds for a claim of abatement of rent, of constructive eviction, or for termination of this Lease.

9.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES

Tenant shall comply with all Governmental Requirements applying to its use, repair and maintenance of the Premises. Landlord and Tenant acknowledge and agree that Tenant’s obligation to comply with the legal requirements as provided herein is a material part of the bargained for consideration under this Lease. Tenant’s obligation hereunder shall include, without limitation, the responsibility of Tenant to make substantial repairs and alterations to the Premises (including any Improvements), regardless of, among other factors, the relationship of the cost of curative action to the rental under this Lease, the length of the then remaining term of this Lease, the relative benefit of the repairs to Tenant, the degree in which the curative action may interfere with Tenant’s use or enjoyment of the Premises, the likelihood that Landlord or Tenant contemplated the particular Governmental Requirements involved, and whether the Governmental Requirements involved are related to Tenant’s particular use of the Premises; provided, however, that Tenant shall not be required to make repairs, alterations or improvements to the Premises that are needed to remedy any noncompliance, existing as of the date that this Lease is executed and delivered by both parties, of the Premises with the Governmental Requirements then in existence. No occurrence or situation arising during the term hereof, nor any present or future Governmental Requirements, whether foreseen or unforeseen, and however extraordinary, shall relieve Tenant from its obligations hereunder, or shall give Tenant any right to terminate this Lease in whole or in part or to otherwise seek redress against Landlord. Tenant waives any rights now or hereafter conferred upon it by any existing or future law to terminate this Lease, to receive any abatement, diminution, reduction or suspension of payment of rent, or to compel Landlord to make any repairs to comply with any such Governmental Requirements, on account of any such occurrence or situation. Tenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord. The present rules and regulations are contained in EXHIBIT B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and any other tenants in the Project under leases containing rules and regulations similar to this Lease. All Work, alterations, repairs or improvements performed by Tenant shall comply with the provisions of Section 6 of this Lease and any applicable “Policies, Rules and Regulations for Construction Projects” which may be reasonably established by Landlord and in effect at the time. Notwithstanding the foregoing, Landlord shall be responsible for all ADA compliance costs required to be incurred in connection with the common areas of the Project, except that Tenant shall be solely responsible for all ADA compliance costs which are required to be incurred in connection with the common areas of the Project as a result of Tenant’s particular use or activities (e.g., alterations or repairs). Tenant shall be solely responsible for all ADA compliance costs which are required to be incurred within the Premises during the Term. Landlord makes no representations or warranties regarding the Project’s or the Premises’ compliance with the ADA.

10.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE

A.	WAIVER OF CLAIMS.

To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, employees or agents for business interruption or damage to property sustained by Tenant as the result of any act or omission of Landlord, its agents or employees.

B.	INDEMNIFICATION.

To the extent permitted by law, Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, liability, damage or loss, and from and against any and all costs and expenses, including reasonable attorneys’ fees, arising out of: (a) any injury to or death of any person or damage to or destruction of any property, from any cause whatsoever occurring in or about the Premises or the Building or the Project, and, if occurring in or about any portion of the common areas or elsewhere in or about the Building or the Project other than the Premises, when such injury or damage shall be caused in whole or in part by the act, neglect, default or omission of any duty by Tenant, its agents, employees or invitees, or (b) activities of any of said persons in or about or concerning the Premises, including any failure of Tenant to observe or perform any of its obligations. The provisions of this Section 10.B shall survive the expiration or termination of this Lease.

C.	TENANT’S INSURANCE.

Tenant shall maintain insurance as follows:

(1) Commercial General Liability Insurance, with (a) contractual liability including the indemnification provisions contained in this Lease, (b) a severability of interest clause, (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Four Million Dollars ($4,000,000)

(2) Property Insurance against “All Risks” of physical loss covering the replacement cost of all Improvements. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord.

(3) Workers’ Compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease - Policy Limit	$500,000
Disease - Each Employee	$500,000

(4) Such insurance which Tenant is required to maintain shall contain a waiver of subrogation provision in favor of Landlord and its agent. If in the opinion of Landlord’s insurance advisor, based on a substantial increase in recovered liability claims, the aforesaid amounts of coverage are no longer adequate, then such coverage shall be proportionately increased. Tenant’s commercial general liability insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, mortgagee and ground lessor shall be named as additional insureds under Tenant’s commercial general liability insurance. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the State of California. Such insurance companies shall have an A.M. Best rating of A-VI or better. Should this Lease be canceled due to damage or destruction to or condemnation of the Premises and Tenant is thus relieved of its obligation to restore or rebuild the improvements on the Premises, any insurance proceeds for damage to the Premises, including all fixtures and leasehold improvements thereon, shall belong to Landlord, free and clear of any claims by Tenant.

(5) Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a) Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage liability, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($ 1,000,000) with respect to personal injury, death or property damage.

(b) Workers’ Compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease - Policy Limit	$500,000
Disease - Each Employee	$500,000

Such commercial general liability insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant’s contractor’s commercial general liability insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord, mortgagee or ground lessor shall be named as additional insured under Tenant’s contractor’s commercial general liability insurance.

D.	INSURANCE CERTIFICATES.

Tenant shall deliver to Landlord certificates evidencing all required insurance prior to the Commencement Date and no later than no later than fifteen (15) days prior to each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation or material modification to Landlord and Tenant.

E.	LANDLORD’S INSURANCE.

Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Project, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. The cost of any premium for Landlord’s insurance shall be included as part of the Operating Costs. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

Any of the above coverages may be provided by any combination of primary and excess insurance policies in Tenant’s reasonable discretion.

11.	FIRE AND OTHER CASUALTY

A.	TERMINATION.

If a fire or other casualty causes substantial damage to the Building or the Premises, and sufficient insurance proceeds will be available to Landlord to cover the cost of any restoration to the Building and Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods without the payment of overtime and other premiums. If the time needed exceeds six (6) months from the date of casualty, or two (2) months therefrom if the date of casualty is within the last twelve (12) months of the term of this Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Building or the Premises, Landlord may terminate this Lease by written notice to Tenant. Any termination pursuant to this Section 11.A shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the space which is untenantable after the casualty to the extent that Tenant does not use such space (or, if a portion of the space is untenantable and the remaining portion cannot reasonably be used by Tenant for the conduct of its business, the entire Rent shall be abated to the extent that Tenant does not use any portion of the Premises).

B.	RESTORATION.

If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the basic Premises, the building-standard tenant improvements, or the basic Building, as the case may be, and Tenant shall, at Tenant’s expense, replace or fully repair its damaged improvements (including any Tenant Improvements in excess of the building standard), personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable and not occupied by Tenant, except to the extent that the casualty was caused by the negligence or willful misconduct of Tenant, its agents or employees. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

12.	EMINENT DOMAIN

If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken, provided Tenant can terminate this Lease if any material portion of the Premises is taken such that the conduct of Tenant’s business activities is not reasonably possible. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. All obligations accrued to the date of the taking shall be performed by each party.

13.	RIGHTS RESERVED TO LANDLORD

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A.	NAME.

To change the name of all or any of the Buildings or the Project, or the street address of the Buildings or the suite number(s) of the Premises.

B.	SIGNS.

To install, modify and/or maintain any signs on the exterior and in the interior of the Buildings or on the Project, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.

C.	WINDOW TREATMENTS.

To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

D.	KEYS.

To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall be required to obtain Landlord’s consent, which consent shall not be unreasonably withheld, to install additional security measures in the Premises (i.e. card reader), at Tenant’s sole cost and expense; provided, however, that the installation and use of such security measures shall not interfere with Landlord’s ability to access the Premises in emergencies.

E.	ACCESS.

To have access to the Premises with twenty-four (24) hour prior notice (except in the case of an emergency in which case Landlord shall have the right to immediate access) to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease. Landlord may make repairs required of Landlord under the terms hereof or repairs to any adjoining space or utility services or make repairs, alterations or additions to any other portion of the Building or Project, provided, however, that all such work shall be done as promptly as reasonably possible, and so as to cause as little interference to Tenant as reasonably possible. Tenant hereby waives any claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry.

F.	PREPARATION FOR REOCCUPANCY.

To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G.	HEAVY ARTICLES.

To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

H.	SHOW PREMISES.

To show the Premises to, prospective purchasers, brokers, lenders, mortgagees, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises; and to show the Premises to prospective tenants during the last twelve (12) months of the Term, provided that Landlord gives at least twenty-four (24) hour notice to Tenant and does not materially interfere with Tenant’s use of the Premises.

I.	[INTENTIONALLY OMITTED]

J.	USE OF LOCKBOX.

To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment; provided, however, that Landlord may reject such payment by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant.

K.	REPAIRS AND ALTERATIONS.

To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building; provided, however, that in taking such actions Landlord shall endeavor to avoid any unreasonable interference with Tenant’s use and enjoyment of the Premises. Landlord may reasonably perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

L.	LANDLORD’S AGENTS.

If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M.	BUILDING SERVICES.

To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

N.	USE OF ROOF.

To install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of the Premises.

O.	OTHER ACTIONS.

To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Premises.

14.	TENANT’S DEFAULT

Any of the following shall constitute a default by Tenant:

A.	RENT DEFAULT.

Tenant fails to pay any Rent when due;

B.	ASSIGNMENT/SUBLEASE OR HAZARDOUS SUBSTANCES DEFAULT.

Tenant defaults in its obligations under Section 19 Assignment and Sublease or Section 30 Hazardous Substances;

C.	OTHER PERFORMANCE DEFAULT.

Tenant fails to perform any other obligation to Landlord under this Lease, and this failure continues for fifteen (15) days after written notice from Landlord, except that if Tenant begins to cure its failure within the fifteen (15) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the fifteen (15) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

D.	CREDIT DEFAULT.

One of the following credit defaults occurs:

(1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty (30) days or results in the entry of an order for relief against Tenant which is not fully stayed within seven (7) days after entry;

(2) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.

E.	VACATION OR ABANDONMENT DEFAULT.

Tenant vacates or abandons the Premises.

15.	LANDLORD REMEDIES

Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A.	TERMINATION OF LEASE OR POSSESSION.

If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. In the latter case, this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

B.	POSSESSION TERMINATION DAMAGES.

If Landlord elects to terminate Tenant’s possession without terminating this Lease and Landlord takes possession of the Premises itself, then Landlord may re-let for Tenant’s account all or any portion of the Premises for such rent, length of time and other terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in re-letting the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the date the Rent is due, less the rent and other sums received by Landlord from any releasing of the Premises. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

C.	LEASE TERMINATION DAMAGES.

If Landlord elects to terminate this Lease, then this Lease shall terminate on the date for termination set forth in such notice. Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. On termination, Landlord has the right to recover from Tenant as damages:

(1) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(2) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(3) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for re-letting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to re-let the Premises; plus

(5) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California. The “worth at the time of award” of the amounts referred to in Sections 15.C (l) and 15.C (2) is computed by allowing interest at the maximum rate permitted by law on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 15.C (3) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

D.	CONTINUATION OF LEASE.

In the event Tenant breaches this Lease and abandons the Premises and Landlord does not elect to terminate this Lease by reason of such breach and abandonment, this Lease shall continue in full force and effect, and in addition to any other rights and remedies Landlord may have, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.4 of the California Civil Code, including the right to recover rent as it falls due. Without any obligation to Tenant to do so, Landlord may also re-let the Premises as the agent of Tenant and for Tenant’s account for such term, which may extend beyond the term of this Lease, and upon such other reasonable terms and conditions as Landlord may deem appropriate. Landlord may do all things reasonably necessary for such re-letting, including repair, remodeling and renovating of the Premises, and Tenant shall reimburse Landlord on demand for all reasonable costs incurred by Landlord in connection therewith. In the event Landlord re-lets the Premises, Landlord shall apply any sums received upon such re-letting in the following order of priority: (1) to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord, (2) the payment of all reasonable legal expenses and other related costs incurred by Landlord following Tenant’s default, (3) to the payment of all costs incurred by Landlord in restoring the Premises to good order and repair, or in remodeling, renovating or otherwise preparing the Premises for reletting, (4) to the payment of all costs (including, without limitation, any brokerage commissions) incurred by Landlord in reletting the Premises, (5) to the payment of rent due and unpaid hereunder, and (6) the balance, if any, to the payment of future rent as the same may become due hereunder. Notwithstanding any determination by Landlord not to elect to terminate this Lease, Landlord may at any time elect to terminate this Lease for any previous breach or default hereunder by Tenant which remains uncured or for any subsequent breach or default.

E.	LANDLORD’S REMEDIES CUMULATIVE.

All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord’s acceptance of payment from Tenant of less than the amount of rent then due shall not constitute a waiver of any rights of Landlord or Tenant including, without limitation, any right of Landlord to recover possession of the Property. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid. All payments made by Tenant in cure of any default under this Lease must be made by personal delivery (including, but not limited to, by messenger or overnight delivery service) to Landlord or its designated Agent and not to any mailbox or lock box.

F.	WAIVER OF TRIAL BY JURY.

EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM. LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH THIS LEASE OR THE PREMISES.

G.	LITIGATION COSTS.

Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs in enforcing this Lease, whether or not suit is filed.

16.	SURRENDER

Upon the expiration or earlier termination of this Lease for any reason, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear and damage by fire or other casualty excepted, with all provided furniture in good condition and repair, all interior walls repaired damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, the HVAC, plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises all Tenant’s personal property and all of Tenant’s alterations required to be removed pursuant to Section 6.E, and restore the Premises to its condition prior to their installation. If Tenant fails to remove any alterations and/or Tenant’s personal property, and such failure continues after the termination of this Lease, Landlord may retain or dispose of such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such alterations and Tenant’s personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Default Rate from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord against all loss or liability, including attorneys’ fees and costs, resulting from delay by Tenant in so surrendering the Premises.

17.	HOLDOVER

Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent which Landlord may withhold in its sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of the Base Rent, Operating Cost Share Rent and Tax Share Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord’s direct and consequential damages resulting from Tenant’s holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

18.	SUBORDINATION TO GROUND LEASES AND MORTGAGES

A.	SUBORDINATION.

This Lease shall be subordinate to any present or (provided that the applicable ground lessor or mortgagee provides a non-disturbance agreement as described below in this Section 18.A) future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. At any time that the Project is made subject to any ground lease or mortgage, Landlord shall use commercially reasonable efforts to cause the mortgagee or ground lessor to deliver to Tenant a non-disturbance agreement in customary form, providing that so long as Tenant is not in default under the Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Premises under the terms of this Lease, even if the ground lessor should terminate the ground lease or if the mortgagee or its successor should acquire Landlord’s title to the Project.

B.	TERMINATION OF GROUND LEASE OR FORECLOSURE OF MORTGAGE.

If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as, a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C.	DEFINITIONS.

As used in this Section 18.C, “mortgage” shall include “trust deed” and “deed of trust”, “mortgagee” shall include ‘“trustee,” “beneficiary” and the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors, and assigns, however remote.

19.	ASSIGNMENT AND SUBLEASE

A.	IN GENERAL.

Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy to a party other than an Affiliate (as defined in Section 19.H) without Landlord’s prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety to a party other than an Affiliate, any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

“Assign” or “Assignment” As used in this paragraph, the term “assign” or “assignment” shall include the following:

(1) If Tenant is a corporation: (1) any dissolution, merger, consolidation, or other reorganization of Tenant; (2) a sale of more than 10% of the value of the assets of Tenant; or (3) if Tenant is a corporation with fewer than 35 shareholders, a sale or other transfer of more than 50%, at any one time or in the aggregate, of the capital stock of Tenant.

(2) If Tenant is a trust, the transfer of more than 50% of the beneficial interests in Tenant, or the dissolution of the trust;

(3) If Tenant is a partnership or limited liability company, the transfer of the interest of any general partner or member, the withdrawal of any general partner or member, or the dissolution of the partnership or limited liability company;

(4) If Tenant is composed of tenants-in-common, the transfer of the interest of any co-tenant or the partition or dissolution of the co-tenancy.

B.	LANDLORD’S CONSENT.

Landlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (v) the proposed assignee or subtenant is a government entity, or (vi) the proposed sublease is for less than the entire Premises. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C.	PROCEDURE.

Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in a form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D.	EXCESS PAYMENTS.

If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the prorata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent seventy-five Percent (75%) of such excess immediately upon receipt; provided that prior to sharing such excess rent with Landlord, Tenant shall be first entitled to reimburse itself for all reasonable leasing commissions, attorneys’ fees and tenant improvements costs, which were specifically and reasonably incurred in connection with such assignment of this Lease or sublet of the Premises.

E.	RECAPTURE.

For any proposed sublease which would sublet a portion of the Premises for the remainder of the Term, or assignment which would assign this Lease for the remainder of the Term, Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice of assignment or subletting, terminate this Lease with respect to the space described in Tenant’s notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.

F.	EFFECTIVENESS OF CONSENT.

Provided Landlord has consented to such assignment or subletting, Tenant shall be free to assign this Lease or sublet the Premises, subject to the following conditions: (1) at the time of the transfer, Tenant is not in default under the Lease or would not be in default under the Lease but for the pendency of any grace or cure period; (2) the assignment or subletting shall be on the same terms set forth in the notice given by Tenant to Landlord; (3) assignment or sublease shall be valid and no sublessee shall take possession of the Premises until an executed counterpart of the assignment or sublease has been delivered to Landlord; and no assignee or sublessee shall have a right further to sublet.

G.	TENANT’S WAIVER.

Tenant shall not be entitled to, and Tenant hereby waives any right it may have to make any claim for, money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting or as provided for herein. Tenant’s sole remedy shall be an action or proceeding to enforce any provision hereof, or for specific performance, injunction or declaratory judgment. Tenant acknowledges that Tenant’s rights hereunder satisfy the conditions set forth in Section 1951.4 of the California Civil Code with respect to the availability to Landlord of certain remedies for a default by Tenant under this Lease, and which provides, in part: “The lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).”

H.	TRANSFER TO AFFILIATES.

Notwithstanding the provisions of this Section 19, Tenant may assign this Lease or sublet any part of the Premises without Landlord’s consent to an Affiliate (as defined below) provided that the following conditions have been met:

(1) The Affiliate has a net worth that is sufficient, as determined by Landlord in its reasonable discretion, to assure the performance of its obligations under this Lease (or, if applicable, its sublease under this Lease);

(2) Tenant shall have given Landlord thirty (30) days’ prior notice of the proposed assignment or subletting;

(3) Tenant shall not be in default under any provision of this Lease at the time of such assignment or subletting;

(4) The Affiliate furnishes Landlord at least thirty (30) days’ prior to the effective date of said assignment or subletting a written instrument satisfactory to Landlord agreeing to assume and be bound by all the conditions, obligations, and agreements contained in this Lease; and

(5) The Affiliate is not a subterfuge by Tenant to avoid its obligations under this Lease.

As used in this Section 19.H., an “Affiliate” means any entity that controls, is controlled by or is under common control with Tenant. “Control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entities affairs.

Notwithstanding any provisions in this Section 19, if an assignment or sublet is permitted without Landlord’s consent under this Section 19.H., Landlord shall not be entitled to any excess payments as provided in Section 19.D. above.

I.	CONTINUING LIABILITY OF TENANT.

Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from another person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant of liability under this Lease.

20.	CONVEYANCE BY LANDLORD

If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

21.	ESTOPPEL CERTIFICATE

Tenant shall, within ten (10) business days of receiving a request from Landlord, execute, acknowledge in recordable form, and deliver to Landlord or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of Tenant, there are no uncured defaults and Tenant has no offsets or claims. Tenant may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Expiration Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the Tenant that the information set forth in the requested certificate is true and correct.

22.	LEASE DEPOSIT

Tenant shall deposit with Landlord on the date Tenant executes and delivers this Lease to Landlord, the cash sums or Letter of Credit set forth in the Schedule for both Prepaid Rent and Security Deposit (collectively, the “Lease Deposit”). The Prepaid Rent shall be applied by Landlord against the first full month’s Base Rent payment obligation hereunder. The Security Deposit shall be held by Landlord as security for the performance of all of its obligations in the amount set forth on the Schedule. If Tenant defaults under this Lease, Landlord may apply all or any part of the Lease Deposit for the payment of any Rent or other sum in default, the repair of any damage to the Premises caused by Tenant or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default to the full extent permitted by law. Tenant hereby waives any restriction on the use or application of the Security Deposit by Landlord as set forth in California Civil Code Section 1950.7. To the extent any portion of the Security Deposit is used, Tenant shall within five (5) days after demand from Landlord restore the Security Deposit to its full amount. No trust relationship is created herein between Landlord and Tenant with respect to the security deposit. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term provided, however, that Landlord may retain the Security Deposit as security for the payment of any adjustment in rent or additional rent following an expiration or termination of the Lease, and, upon such adjustment apply the retained Security Deposit against the amount due Landlord. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease. If Landlord transfers its interest in the Project or this Lease, Landlord shall transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.

With respect to the entire amount or a portion of the Lease Deposit to be maintained in the form of a letter of credit, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit (the “L-C”), with an expiration date not earlier than twelve (12) months after the date of issuance, in the amount set forth in the Schedule, which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a San Francisco Bay Area office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, and which L-C shall be in a form and content reasonably approved by Landlord. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C.

The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the L-C at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or such portion of the L-C for payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or may become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default, or if Tenant fails to renew the L-C at least thirty (30) days before its expiration. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not (a) prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C, nor (b) operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the “L-C Security Deposit”) and shall be held and treated in accordance with this Section 22. If any portion of the L-C is drawn upon, Tenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C Security Deposit then required under this Lease or (ii) reinstate the L-C to the amount then required under this Lease, and if any portion of the L-C Security Deposit is used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to restore the L-C Security Deposit to the amount then required under this Lease, and Tenant’s failure to do so shall be a default under this Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the L-C Security Deposit and/or the L-C to the transferee or mortgagee (and, if requested by Landlord, Tenant shall (i) pay all transfer fees charged by the issuer of the L-C for such transfer and (ii) at Tenant’s sole cost and expense, arrange to have a substitute L-C issued to the transferee in the form and substance required hereunder), and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L-C Security Deposit and/or the L-C.

If Landlord has not received written notice at least thirty (30) days prior to expiration from the issuing bank (or appropriate substitute bank) that the L-C has been renewed, then Landlord shall have the right, at its sole option, to draw upon and present the then existing L-C for the entire amount available thereunder. Should the L-C then in effect be revoked or should the creditworthiness of the issuer of the L-C then in effect become impaired (in Landlord’s reasonable judgment), then Tenant shall deliver a replacement L-C in the form and substance required hereunder.

23.	FORCE MAJEURE

Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any prevention, delay, stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations: controls, actions or inaction, civil commotion, fire or other acts of God, acts of war, terrorism, bioterrorism, national emergency, or any other cause of any kind beyond the reasonable control of Landlord (except financial inability) (collectively “Force Majeure”).

24.	[INTENTIONALLY OMITTED]

25.	NOTICES

All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

To LANDLORD as follows:	OTR
c/o SEAGATE PROPERTIES, INC.
980 Fifth Avenue
San Rafael, CA 94901
Attention: Leasing Manager

with a copy (but which copy shall not constitute Notice) to:

OTR
275 East Broad Street
Columbus, OH 43215-3771
Attention: Director, Real Estate

or to such other person at such other address as Landlord may designate by notice to Tenant.

To TENANT as follows:	SEE SECTION 1 OF THE SCHEDULE

or to such other person at such other address as Tenant may designate by notice to Landlord. Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States Mail in the case of registered or certified mail, and one business day in the case of overnight courier.

26.	QUIET POSSESSION

So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord, subject to the terms of this Lease.

27.	REAL ESTATE BROKER

Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule. Tenant shall indemnify and defend Landlord against any claims by any other broker or third party, with which Tenant may have dealt with respect to this Lease, for any payment of any kind in connection with this Lease.

28.	MISCELLANEOUS

A.	SUCCESSORS AND ASSIGNS.

Subject to the limits on Tenant’s assignment contained in Section 19, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B.	DATE PAYMENTS ARE DUE.

Except for payments to be made by Tenant under this Lease which are due upon demand, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within fifteen (15) days of Tenant’s receipt of Landlord’s statement.

Meaning of “Landlord,” “Re-Entry,” “Including,” “Affiliate” and “Control”

The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “including, without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

C.	TIME OF THE ESSENCE.

Time is of the essence of each provision of this Lease.

D.	NO OPTION.

This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

E.	SEVERABILITY.

The unenforceability of any provision of this Lease shall not affect any other provision.

F.	GOVERNING LAW.

This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

G.	LEASE MODIFICATION.

Tenant agrees to clarify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise adversely affect Tenant’s interests under this Lease.

H.	NO ORAL MODIFICATION.

No modification of this Lease shall be effective unless it is a written modification signed by both parties.

I.	LANDLORD’S RIGHT TO CURE.

If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

J.	CAPTIONS.

The captions used in this Lease shall have no effect on the construction of this Lease.

K.	AUTHORITY.

Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

L.	LANDLORD’S ENFORCEMENT OF REMEDIES.

Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

M.	ENTIRE AGREEMENT.

This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

N.	LANDLORD’S TITLE.

Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

O.	LIGHT AND AIR RIGHTS.

Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

P.	SINGULAR AND PLURAL.

Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

Q.	NO RECORDING BY TENANT.

Tenant shall not record in any public records any memorandum or any portion of this Lease.

R.	EXCLUSIVITY.

Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

S.	NO CONSTRUCTION AGAINST DRAFTING PARTY.

The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

T.	SURVIVAL.

All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

U.	RENT NOT BASED ON INCOME.

No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

V.	BUILDING MANAGER AND SERVICE PROVIDERS.

Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

W.	LATE CHARGE AND INTEREST ON LATE PAYMENTS.

Without limiting the provisions of Section 14.A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.D (2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

X.	TENANT’S FINANCIAL STATEMENTS.

Within ten (10) days after Landlord’s written request therefor, Tenant shall deliver to Landlord the current financial statements of Tenant, and financial statements of the two (2) years prior to the current financial statements year, with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.

Y.	ATTORNEY’S FEES.

If either party defaults in the performance of any terms, covenants, agreements or conditions contained in this Lease and Landlord places enforcement of this Lease or the collection of rent due or to become due hereunder, or recovery of possession of the Premises in the hands of any attorney, or either party files suit upon the same, the non prevailing party agrees to pay the prevailing party’s reasonable attorneys’ fees and expenses.

29.	UNRELATED BUSINESS INCOME

If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

30.	HAZARDOUS SUBSTANCES

Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Substances (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Substances in a safe and lawful manner and never allow such Hazardous Substances to contaminate the Premises, Project and appurtenant land or the environment. Tenant shall indemnify, defend and hold Landlord harmless from and against any liabilities, losses, claims, damages, penalties, fines, attorneys’ fees and court costs, remediation costs, investigation costs and any other expenses which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Tenant, its agents, employees, contractors or invitees. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing if the requirement for the testing arises from the Tenant’s use or activities on or around the Project.

A.	HAZARDOUS SUBSTANCES.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the State of California or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control), defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), petroleum, or any fraction thereof, methyl tertiary butyl ether (MTBE), asbestos, polychlorinated biphenyls, any other applicable federal, state or local law, and the regulations adopted under these laws.

31. LANDLORD’S LEASE UNDERTAKINGS

Notwithstanding anything to the contrary contained in this Lease or in any exhibits, Riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant’s use of the Premises or the Building (collectively, “Landlord’s Lease Undertaking”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease Documents are a part (“Landlord’s Real Estate”) and not to any other assets of Landlord or its beneficiaries; and (b) no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, OTR, an Ohio general partnership, Seagate Properties, Inc., Seagate Realty Advisors, or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives. Tenant acknowledges that this Lease is executed by certain general partners of OTR and/or Seagate Realty Advisors, not individually but solely on behalf of, and as the authorized nominee and agent for, The State Teachers Retirement Board of Ohio, and Tenant and all persons dealing with Landlord waive any right to bring a cause of action against the individuals executing this Lease on behalf of Landlord and must look solely to the Landlord’s Real Estate for the enforcement of any claim against Landlord.

32.	OFFER TO LEASE

The submission of this Lease to Tenant or its broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until (a) it is executed and delivered by Tenant to Landlord, and (b) it is fully reviewed, executed and delivered by Landlord to Tenant; provided, however, that upon execution of this Lease by Tenant and delivery to Landlord, such execution and delivery by Tenant shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant’s credit, constitute an offer by Tenant to Lease the Premises upon the terms and conditions set forth herein (which offer to Lease shall be irrevocable for fifteen (15) business days following the date of delivery).

33.	RESERVATION OF RIGHTS

Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (a) to change the name or street address of the Building; (b) to install, affix and maintain all signs on the exterior and/or interior of the Building; (c) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and, notwithstanding the provisions of Section 9, the design, arrangement, style, color and general appearance of the portion of the Premises visible from the exterior, and contents thereof, including, without limitation, furniture, fixtures, art work, wall coverings, carpet and decorations, and all changes, additions and removals thereto, shall, at all times have the appearance of Premises having the same type of exposure and used for substantially the same purposes that are generally prevailing in comparable office buildings in the area; (d) provided that (i) there is no reduction (other than a temporary reduction) in the services to be provided by Landlord is required to provide pursuant to Section 5 of this Lease or (ii) access to the Premises is not materially and adversely affected, to change the location of any other tenant, the arrangement, size, character, use or location of entrances or passageways, doors, doorways, corridors, elevators, escalators, stairs, landscaping, toilets or any other parts of the Building, or to change common area to tenant space and tenant space to common area; (e) to grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (f) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (g) to prohibit the placement of video or other electronic games in the Premises; (h) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office and to discontinue any mail chute business in the Building; (i) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (j) to install, operate and maintain security systems which monitor, by close circuit television or otherwise, all persons entering or exiting the Building; (k) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building; and (l) to retain at all times master keys or pass keys to the Premises. None of the foregoing shall result in any liability of Landlord to Tenant.

34.	MODIFICATION AND FINANCING CONDITIONS

Landlord may obtain financing for the Building, portions thereof, and the operation thereof, secured by mortgages or deeds of trust encumbering the Building. If any mortgage lender should require, as a condition to such financing, or pursuant to rights of approval set forth in the mortgage or deed of trust encumbering the Building, any modification of the terms or conditions of this Lease, Tenant agrees to execute such modification or amendment, provided that, such modification or amendment (a) shall not increase the rental or Tenant’s share of any costs additional to minimum rent, (b) shall not materially interfere with Tenant’s use or occupancy of the Premises, and (c) shall not materially increase Tenant’s obligation hereunder.

35.	OPTION TO EXTEND TERM

Upon full and complete performance of all terms, covenants and conditions herein contained by Tenant and the timely payment of all Rent due under the terms hereof, and the absence of any events of default that remain uncured beyond any applicable grace or cure period, Tenant shall be given the option to renew this Lease for one additional three (3) year term (the “Renewal Term”), based upon the same terms and conditions as herein contained, except that (i) Landlord shall have the right to adjust the Base Rent to the then current Market Rate and amend any non-monetary terms of this Lease as discussed below and (ii) provided that the Base Rent for the Renewal Term shall in no event be less than the Base Rent payable under the Lease on the Expiration Date. As used herein, “Market Rate” shall be the rental rate, as determined by Landlord in its sole discretion, at which tenants lease Comparable Space (as defined below) as of the commencement of the Renewal Term, subject to periodic incremental escalations. “Comparable Space” shall be office space that is: (i) not subleased; (ii) not subject to another tenant’s expansion rights; (iii) comparable in size, location and quality to the Premises; (iv) leased for a term comparable to the Renewal Term; and (v) located in “Comparable Buildings,” which means Class A office buildings comparable in size and quality to the Building, located in the City of Campbell, County of Santa Clara, State of California.

In the event Tenant desires to exercise its renewal option, Tenant shall give written notice of such election to Landlord no later than one hundred eighty (180) days and no earlier than two hundred seventy (270) days prior to the Expiration Date. Upon receipt of such notice from Tenant, Landlord will, within fifteen (15) days from receipt of such notice, advise Tenant in writing of the renewal terms with which Landlord will grant such renewal. Within thirty (30) days after receipt of the renewal terms, Tenant will advise Landlord in writing of its election to renew or vacate the property at the end of the Term of this Lease.

Prior to the commencement of the Renewal Term and in accordance with the time periods set out above, Landlord shall have the right to reasonably amend any non-monetary terms, covenants and conditions of this Lease to comply with any new standard lease provisions, laws, ordinances or regulations which may have come into effect during the prior term of this Lease, provided such amended terms, covenants and conditions of the Lease are consistent with industry custom and standards at such time.

Tenant’s option to renew this Lease is personal to the originally named Tenant herein and may be exercised only by such originally named Tenant (and not any assignee, sub lessee, or other transferee of Tenant’s interest in this Lease or the Premises other than an Affiliate to which Tenant assigns this Lease pursuant to Section 19.H of this Lease) and only if such originally named Tenant (or an Affiliate to which Tenant assigns this Lease pursuant to Section 19.H of this Lease) occupies the entire Premises as of the date it exercises the renewal option. If Tenant fails to exercise its rights to renew this Lease in accordance with the terms hereof, said renewal option shall terminate. Tenant’s renewal of this Lease shall not operate to cure any default by Tenant of any of the terms or provisions of this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If this Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise its right to renew this Lease, or before the commencement of the Renewal Term, or if Tenant shall have assigned this Lease or subleased all or any portion of the Premises before Tenant shall have exercised its renewal option, then immediately upon such termination, sublease or assignment, the renewal option shall simultaneously terminate and become null and void, whether or not it has been previously exercised.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Lease dated July 19, 2005, by and between OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio, and Rainmaker Systems, Inc., a Delaware corporation, for the above referenced and described Property located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008.

LANDLORD:	OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio,

By:	/s/

Name:

Title:

Date:	August , 2005

TENANT:	RAINMAKER SYSTEMS, INC., a Delaware corporation

By:	/s/ STEVE VALENZUELA
Name:	Steve Valenzuela
Title:	Chief Financial Officer
Date:	July 27, 2005

EXHIBIT A

EXISTING FLOOR PLAN OF PREMISES

This Exhibit A is attached to and made a part of that certain Lease dated July 19, 2005, by and between OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio, as Landlord, and RAINMAKER SYSTEMS, INC., a Delaware corporation, as Tenant, in the Building commonly referred to as 900 East Hamilton Avenue, Campbell, California 95008.

A-1

EXHIBIT A-1

SITE PLAN OF THE PROJECT AND ADDITIONAL PARKING AREA

This Exhibit A-1 is attached to and made a part of that certain Lease dated July 19, 2005, by and between OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio, as Landlord, and RAINMAKER SYSTEMS, INC., a Delaware corporation, as Tenant, in the Building commonly referred to as 900 East Hamilton Avenue, Campbell, California 95008.

A-1-1

EXHIBIT B

RULES AND REGULATIONS

This Exhibit B is attached to and made a part of that certain Lease dated July 19, 2005, by and between OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio, as Landlord, and RAINMAKER SYSTEMS, INC., a Delaware corporation, as Tenant, in the Building commonly referred to as 900 East Hamilton Avenue, Campbell, California 95008.

1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall, which may, in Landlord’s judgment, appear unsightly from outside of the Project.

2. The Project directory, if any, shall be used by Landlord to display names and locations of tenants in the Project. No tenant shall use or make any changes to such directories without Landlord’s prior written consent.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises, unless Tenant is the sole occupant of the Building. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

6. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Premises (warming of coffee and individual meals with employees and guests excepted). Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

7. Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.

8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

9. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant.

In the event of the loss of keys so furnished, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.

10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

11. No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in the freight elevator, except between such hours and in such freight elevator as shall be designated by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators.

12. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

13. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises’ or the Project’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep all corridor and exterior doors and windows closed, and during periods which outside temperatures exceed 90 degrees F dry bulb. Tenant shall close all blinds and turn off any unnecessary equipment.

14. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

15. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

16. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

17. No bicycle (except in those areas which may be designated for bicycles by Landlord) or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by “seeing eye” dogs. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.

18. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the project accordingly:

(a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Property identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

(c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

19. Tenant shall not do or permit the manufacture, sale, purchase, use or gift of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

20. Tenant shall not disturb the quiet enjoyment of any other tenant.

21. Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Premises at any time signs advertising the Premises for Rent.

22. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

23. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.

24. Tenant shall not install or operate any phonograph, musical or sound-producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building or Project Common Areas, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

25. Tenant shall promptly remove all rubbish and waste from the Premises.

26. Tenant shall not exhibit, sell or offer for sale, Rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

27. If required by Landlord, Tenant shall list all furniture, equipment and similar articles Tenant desires to remove from the Premises or the Building and deliver a copy of such list to Landlord and procure a removal permit from Landlord (or the Project manager) authorizing Building employees to permit such articles to be removed.

28. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

29. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord.

30. Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s sole discretion, and Landlord’s satisfaction shall be determined in its sole judgment.

31. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

Tenant’s Initials:

EXHIBIT C

WORK LETTER

This Exhibit C (this “Work Letter”) is attached to and made a part of that certain Lease dated July 19, 2005, by and between OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio, as Landlord, RAINMAKER SYSTEMS, INC., a Delaware corporation, as Tenant, in the Building commonly referred to as 900 East Hamilton Avenue, Campbell, California 95008.

1.	Tenant’s Work:

Tenant, at its sole cost and expense, shall perform work to the Premises as described below (“Tenant’s Work”). Tenant shall directly hire a contractor, to be approved by Landlord, to perform Tenant’s Work. It is mutually agreed by Tenant and Landlord that Tenant shall be solely responsible for the costs of the Tenant’s Work as follows:

(i).	Installation of dedicated air-conditioning in the server room of the Premises.

(ii).	Installation of a back-up generator in the parking garage of the Building or other location deemed acceptable by the Landlord. If such back-up generator is installed in the parking garage, then any space needed for such generator will be subtracted from Tenant’s allocated number of Parking Spaces.

2.	Landlord’s Work.

In consideration of the mutual covenants contained in the Lease and in this Work Letter, Landlord and Tenant hereby agree that Landlord shall, at its sole cost and expense except as otherwise provided herein, perform work to the Premises as indicated on the attached Floor Plan (Exhibit C-1), and as described in subparagraphs (i) through (v), inclusive, below (the “Landlord’s Work”), and shall deliver the Premises to Tenant with Building Standard Specifications with the following Landlord’s Work:

(i). conversion of existing conference room into training room with a moveable partition (Tenant shall pay $10,000 of the cost of the purchase and installation of the partition).

(ii). removal of demising wall in area in which CEO office (as shown on Space Plan) will be located.

(iii). removal of false columns, soffit and magnagrid ceiling to accommodate Tenant’s cubicles (to be installed by Tenant).

(iv). removal and replacement of carpet with building standard carpet and repainting with building standard paint.

(v). demising of space to create public lobby and public corridor.

Beyond the scope of this Work Letter, Tenant shall accept delivery of the Premises in “as-is” condition with all existing furniture, fixtures, alterations and improvements in place and shall be responsible for any and all other tenant improvements, fixtures and alterations, including but not limited to, all costs associated with furniture, workstations, telephone data wiring and any additional HVAC requirements in any server room; provided, however, Landlord shall be responsible for the removal of all items of personal property from the Premises prior to delivery of the Premises to Tenant. Tenant shall comply with the applicable provisions of Article 6 of the Lease in connection with its installation or construction of any improvements or alterations to the Premises.

If any of the above work cannot be completed in Landlord’s reasonable determination then the Landlord and Tenant shall agree upon acceptable alternatives. In no case shall the inability to complete any portion of the above improvements invalidate the Lease.

A. Tenant’s Approval of the Plans. Tenant hereby approves the space plan for Landlord’s Work as attached hereto as Exhibit C-1 to this Work Letter. Tenant shall approve the plans and specifications (the “Plans”) for the Landlord’s Work as specified in Exhibit C-1 of this Work Letter by no later five (5) days after the date that Landlord delivers the Plans to Tenant. After Tenant’s approval of the Plans, any changes Any changes in the Plans made by Tenant must be submitted in writing for Landlord’s approval. In addition, Landlord shall be given a reasonable extension of time to complete the Landlord’s Work after the Commencement Date and Tenant shall be solely responsible for paying any increased costs as a result of such changes or any Tenant Delay. Any extension of time and modifications to the Plans shall be in writing, dated and signed by both parties.

B. Performance of the Work.

(1). Completion of the Landlord’s Work. Landlord shall use commercially reasonable efforts to Substantially Complete (as defined below) Landlord’s Work, subject to Tenant Delays or Force Majeure Delays, by the Commencement Date. Landlord’s Work in the Premises shall be “Substantially

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Completed” when it has been completed in accordance with the Plans subject to the completion of punch list items and a certificate of occupancy has been issued. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant on or before the Commencement Date, then the Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom.

(2). Tenant Delays. For purposes of this Lease and the Work Letter, “Tenant Delays” means any delay in the completion of Landlord’s Work resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations with regard to Landlord’s Work, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility as set forth in this Section 2; (b) Tenant’s changes to the Plans for Landlord’s Work after Tenant’s and Landlord’s approval thereof; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Landlord’s building standards; or (d) any other act or omission of Tenant, any of Tenant’s Parties or any other person performing or required to perform services on behalf of Tenant.

C. Force Majeure Delays. For purposes of this Lease and the Work Letter, “Force Majeure Delays” means any actual delay in the construction of Landlord’s Work which is beyond the reasonable control of Landlord or Tenant, as the case may be, as described in Section 23 of the Lease.

This Work Letter is executed as of the date of the Lease.

LANDLORD:	OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio,

By:	/S/ WILLIAM A. SHURMAN
Name:	William A. Shurman
Title:	Director, Western Region
Date: August 4, 2005

TENANT:	RAINMAKER SYSTEMS, INC., a Delaware corporation

By:	/s/ STEVE VALENZUELA
Name:	Steve Valenzuela
Title:	Chief Financial Officer
Date: July 27, 2005

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EXHIBIT C-1

LANDLORD’S WORK

This Exhibit C-1 is attached to and made a part of that certain Lease dated July 19, 2005, by and between OTR, an Ohio general partnership, as Nominee of The State Teachers Retirement Board of Ohio, a statutory organization created by the laws of Ohio, as Landlord, and RAINMAKER SYSTEMS, INC., a Delaware corporation, as Tenant, in the Building commonly referred to as 900 East Hamilton Avenue, Campbell, California 95008.

The approved Space Plan is set forth below.

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